        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 2005
                                                     REGISTRATION NO. 333-122394
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                   TO FORM S-1
                                   ON FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               EMRISE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   77-0226211
                     (I.R.S. employer identification number)
                                 ---------------
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-9220
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ----------------
                                CARMINE T. OLIVA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EMRISE CORPORATION
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-9220
                              (909) 987-9228 (FAX)
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ----------------
                        COPIES OF ALL CORRESPONDENCE TO:
                             LARRY A. CERUTTI, ESQ.
                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100
                              (714) 546-9035 (FAX)
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.
                                ----------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 28, 2005

PROSPECTUS

                                16,015,581 SHARES


                               EMRISE CORPORATION

                                  COMMON STOCK

                              ---------------------

     This a public offering of 16,015,581 shares of our common stock. All shares are being offered by selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling security holders. Our common stock is listed and trades on the Archipelago ExchangeSM ("ArcaEx(R)"), a facility of the Pacific Exchange(R), under the symbol "ERI." On October 4, 2005, the closing sale price of our common stock on ArcaEx was $1.81 per share.

     The mailing address and the telephone number of our principal executive offices are 9485 Haven Avenue, Rancho Cucamonga, California 91730, (909) 987-9220.

                              ---------------------

     Investing in our shares of common stock involves risks. See "Risk Factors" beginning on page 8 for factors you should consider before buying shares of our common stock.

                              ---------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS           , 2005.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary............................................................2
Risk Factors..................................................................7
Special Note Regarding Forward-Looking Statements............................12
Use of Proceeds..............................................................12
Dividend Policy..............................................................12
Selling Security Holders.....................................................13
Plan of Distribution.........................................................19
Legal Matters................................................................23
Experts......................................................................23
Where You Can Find Additional Information....................................24

                               PROSPECTUS SUMMARY

     TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO EMRISE CORPORATION TOGETHER WITH ITS SUBSIDIARIES UNLESS THE CONTEXT PROVIDES OTHERWISE.

                               EMRISE CORPORATION

     We are a Delaware corporation that was formed July 14, 1989. We have three wholly-owned operating subsidiaries, Emrise Electronics Corporation, a New Jersey corporation that was formed in 1983 ("Emrise Electronics"), CXR Larus Corporation, a Delaware corporation that was formed in 1984 ("CXR Larus"), and CXR-Anderson Jacobson, a French company that was formed in 1973 ("CXR-AJ"). Emrise Electronics and its subsidiaries design, develop, manufacture and market electronic components for defense, aerospace and industrial markets. CXR Larus and CXR-AJ design, develop, manufacture and market network access and transmission products and communications test equipment. CXR Larus also manufactures and sells communication timing and synchronization products.

     In December 2004, CXR Larus changed its name from CXR Telcom Corporation when it succeeded by merger to the assets and liabilities of Larus Corporation, a San Jose, California-based manufacturer and seller of telecommunications products, and Vista Labs, Incorporated, a subsidiary of Larus Corporation that provided engineering services to Larus Corporation. We acquired Larus Corporation and Vista Labs, Incorporated in July 2004.

     In March 2005, XCEL Corporation Ltd., a United Kingdom-based subsidiary of Emrise Electronics ("XCEL"), acquired Pascall Electronic (Holdings) Limited ("PEHL") and its wholly-owned subsidiary, Pascall Electronics Limited ("Pascall"). Pascall is based in the United Kingdom and manufactures a range of proprietary power systems and radio frequency ("RF") components and subsystems.

     As of August 31, 2005, Emrise Electronics acquired RO Associates Incorporated ("RO"). RO is based in Sunnyvale, California and designs and manufactures standard and semi-custom DC-DC (direct current-direct current) and AC-DC (alternating current-direct current) converters and other related components for telecommunications, industrial, commercial and quasi-military applications.

     Through our operating subsidiaries, Emrise Electronics, CXR Larus and CXR-AJ, and through the divisions and subsidiaries of those subsidiaries, we design, develop, manufacture, assemble, and market products and services in the following two material business segments:

     o    Electronic Components

          --   digital and rotary switches

          --   electronic power supplies

          --   RF components

          --   subsystem assemblies

     o    Communications Equipment

          --   network access and transmission products

          --   communication timing and synchronization products

          --   communications test instruments

     Our sales are primarily in North America, Europe and Asia. Sales to customers in the electronic components segment, primarily to defense and aerospace customers, defense contractors and industrial customers, were 59.2% and 62.3% of our total net sales during the six months ended June 30, 2005 and 2004, respectively, and 51.1%, 63.4% and 59.1% of our total net sales during 2004, 2003 and 2002, respectively. Sales of communications equipment and related services, primarily to private customers and public carrier customers, were 40.8% and 37.7% of our total net sales during the six months ended June 30, 2005 and 2004, respectively, and 48.9%, 36.6% and 40.9% of our total net sales during 2004, 2003 and 2002, respectively.

     Our objective in our electronic components business is to become the supplier of choice for harsh environment digital and rotary switches, custom power supplies and RF and microwave products. Our objective in our communications equipment business is to become a leader in quality, cost effective solutions to meet the requirements of communications equipment customers. We believe that we can achieve these objectives through customer-oriented product development, superior product solutions, and excellence in local market service and support.

CORPORATE INFORMATION

     Our principal executive offices are located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730. Our telephone number is (909) 987-9220. Our Internet address is http://www.emrise.com. Information contained on, or that is accessible through, our websites should not be considered to be part of this prospectus.

                                  THE OFFERING

     This prospectus covers the resale by the selling security holders of the shares of common stock described below:

Outstanding shares of common stock              11,563,896 shares

Shares of common stock underlying warrants      4,451,685 shares

Use of proceeds                                 All proceeds of this offering
                                                will be received by selling
                                                security holders for their own
                                                accounts. See "Use of Proceeds."

ArcaEx trading symbol                           ERI

Risk factors                                    You should read the "Risk
                                                Factors" beginning on page 8, as
                                                well as other cautionary
                                                statements throughout or
                                                incorporated by reference in
                                                this prospectus, before
                                                investing in shares of our
                                                common stock.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following financial data should be read in conjunction with the consolidated financial statements and the notes to those statements and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" discussions, all of which are incorporated by reference into this prospectus. The consolidated statements of operations and comprehensive income data for the three months June 30, 2005 and 2004 and the consolidated balance sheet data as of June 30, 2005 and 2004 are derived from unaudited financial statements that are incorporated by reference into prospectus and that, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for these periods.

     The consolidated statements of operations and comprehensive income data for the years ended December 31, 2004, 2003 and 2002 and the consolidated balance sheet data at December 31, 2004 and 2003 are derived from the consolidated audited financial statements incorporated by reference into this prospectus. The historical results that appear below are not necessarily indicative of results to be expected for any future periods.

                                                         SIX           SIX
                                                        MONTHS        MONTHS
                                                        ENDED         ENDED
                                                       JUNE 30,      JUNE 30,            YEAR ENDED DECEMBER 31,
                                                      ----------    ----------    --------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS AND                2005          2004          2004          2003          2002
COMPREHENSIVE INCOME (LOSS) DATA:                     ----------    ----------    ----------    ----------    ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales .........................................   $   17,261    $   12,624    $   29,861    $   25,519    $   22,664
Cost of sales .....................................       10,186         6,978        16,146        14,835        14,147
Gross profit ......................................        7,075         5,646        13,715        10,684         8,517
Selling, general and administrative expenses ......        6,278         4,284        10,226         7,812         7,731
Engineering and product development expenses ......        1,136           595         1,521           951         1,015
Income (loss) from operations .....................         (339)          767         1,968         1,921          (229)
Total other income (expense) ......................           25          (226)         (439)         (474)         (361)
Income (loss) from operations before income taxes .         (314)          541         1,529         1,447          (590)
Income tax (benefit) expense ......................           15           102            49           286           (20)
Net income (loss) .................................         (329)          439         1,480         1,161          (570)
Foreign currency translation adjustment ...........          756            64           379           705           446
Total comprehensive income (loss) .................   $   (1,085)   $      375    $    1,859    $    1,866    $     (124)
Basic earnings (loss) per share ...................   $    (0.01)   $     0.02    $     0.06    $     0.05    $    (0.03)
Diluted earnings (loss) per share .................   $    (0.01)   $     0.02    $     0.06    $     0.05    $    (0.03)
Weighted average shares outstanding, basic ........       37,017        23,481        24,063        22,567        21,208
Weighted average shares outstanding, diluted ......       37,017        23,481        24,839        23,811        21,208

                                                          AT           AT
                                                       JUNE 30,      JUNE 30,                AT DECEMBER 31,
                                                      ----------    ----------    --------------------------------------
                                                         2005          2004          2004          2003          2002
CONSOLIDATED BALANCE SHEET DATA:                      ----------    ----------    ----------    ----------    ----------
                                                                                (IN THOUSANDS)
Cash and cash equivalents .........................   $    6,435    $    1,436    $    1,057    $    1,174    $      254
Working capital ...................................       13,909         5,890         5,540         5,696         3,961
Total assets ......................................       40,666        16,490        25,086        17,169        16,786
Long-term debt, net of current portion ............          322           853           985           819           927
Stockholders' equity ..............................       26,632         8,292        10,909         7,916         5,732
Convertible redeemable preferred stock ............           --            --            --            --           282

     No cash dividends on our common stock were declared during any of the periods presented above. Various factors materially affect the comparability of the information presented in the above table. These factors relate primarily to the acquisition of Larus Corporation in July 2004, the acquisition of Pascall in

March 2005, changes in foreign currency conversion rates and new accounting pronouncements that may affect the consistency in the generally accepted accounting principles that we use. The year ended December 31, 2004 includes five months of Larus Corporation activity. The six months ended June 30, 2005 includes approximately three and one-half months of Pascall activity. We acquired RO subsequent to June 30, 2005.


        SUMMARY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following tables present a summary of our unaudited condensed consolidated pro forma financial data for the six months ended June 30, 2005 and the year ended December 31, 2004. You should read this financial data together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" discussions and our historical audited and unaudited consolidated financial statements and the related notes thereto and the historical audited financial statements of PEHL and subsidiary and RO incorporated by reference into this prospectus. The unaudited condensed consolidated statements of operations data for the periods ended June 30, 2005 and December 31, 2004 give effect to our acquisition of PEHL and Pascall and our acquisition of RO as if the acquisitions had been consummated on January 1, 2004. We previously acquired, effective as of July 13, 2004, all of the issued and outstanding common stock of Larus Corporation. The unaudited condensed consolidated statements of operations data for the year ended December 31, 2004 also give effect to the acquisition of Larus Corporation and Larus Corporation's subsidiary as if that acquisition had been consummated on January 1, 2004.

     The summary unaudited condensed consolidated pro forma financial data are presented for illustrative purposes only and do not represent what our results of operations actually would have been if the transactions referred to above had occurred as of the dates indicated or what our results of operations will be for future periods. The presented information does not include certain cost savings and operational synergies that we expect to achieve upon fully consolidating our acquisitions.

                                                       SIX MONTHS ENDED              YEAR ENDED
                                                        JUNE 30, 2005             DECEMBER 31, 2004
                                                  -------------------------   -------------------------
                                                                PRO FORMA                   PRO FORMA
                                                                EMRISE AND                  EMRISE AND
                                                    EMRISE     ACQUISITIONS     EMRISE     ACQUISITIONS
                                                  ----------   ------------   ----------   ------------
CONDENSED CONSOLIDATED STATEMENTS OF
   OPERATIONS DATA:                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales .....................................   $   17,261    $   23,216    $   29,861    $   52,995
Cost of sales .................................       10,186        13,683        16,146        32,128
Gross profit ..................................        7,075         9,533        13,715        20,867
Selling, general and administrative expenses ..        6,278         8,015        10,226        14,884
Engineering and product development expenses ..        1,136         1,749         1,521         2,735
Income (loss) from operations .................         (339)         (231)        1,968         3,248
Total interest and other income (expense) .....           25          (133)         (439)         (623)
Income (loss) before income taxes .............         (314)         (252)        1,529         2,625
Income tax (benefit) expense ..................           15            15            49           260
Net income (loss) .............................   $     (329)   $     (267)   $    1,480    $    2,365

Earnings (loss) per share,  basic .............   $    (0.01)   $    (0.01)   $     0.06    $     0.10
Earnings (loss) per share, diluted ............   $    (0.01)   $    (0.01)   $     0.06    $     0.10

Shares outstanding, basic .....................       37,017        37,017        24,063        24,063
Shares outstanding, diluted ...................       37,017        37,017        24,839        24,839

                                                      SIX MONTHS ENDED              YEAR ENDED
                                                       JUNE 30, 2005             DECEMBER 31, 2004
                                                 -------------------------   -------------------------
                                                               PRO FORMA                   PRO FORMA
                                                               EMRISE AND                  EMRISE AND
                                                   EMRISE     ACQUISITIONS     EMRISE     ACQUISITIONS
                                                 ----------   ------------   ----------   ------------
INCOME (LOSS) PER SHARE:                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
   Net income (loss) attributable to common
   stockholders ..............................   $     (329)   $     (267)   $    1,480   $    2,365
Denominator:
   Weighted average number of common shares
     outstanding during the period, basic ....       35,803        35,803        23,418       23,418
   Common shares issued to acquire Larus .....        1,214         1,214           645        1,214
   Adjusted weighted average shares ..........       37,017        37,017        24,063       24,632
   Incremental shares from assumed
     conversations of warrants, options and
     preferred stock .........................           --            --           776          776
   Adjusted weighted average shares ..........       37,017        37,017        24,839       25,408

Income (loss) per share, basic ...............   $    (0.01)   $    (0.01)   $     0.06   $     0.10
Income (loss) per share, basic ...............   $    (0.01)   $    (0.01)   $     0.06   $     0.09




                                                       6

                                  RISK FACTORS

     THE FOLLOWING SUMMARIZES MATERIAL RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU DECIDE TO BUY OUR COMMON STOCK IN THIS OFFERING. ANY OF THE FOLLOWING RISKS, IF THEY ACTUALLY OCCUR, WOULD LIKELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

   OUR LACK OF LONG-TERM PURCHASE ORDERS OR COMMITMENTS MAY ADVERSELY AFFECT OUR BUSINESS IF DEMAND IS REDUCED.

     During 2004 and the six months ended June 30, 2005, the sale of electronic components accounted for 51.1% and 59.2%, respectively, of our total net sales, and the sale of communications equipment and related services accounted for 48.9% and 40.8%, respectively, of our total net sales. In many cases we have long-term contracts with our electronic components and communications equipment customers that cover the general terms and conditions of our relationships with them but that do not include long-term purchase orders or commitments. Rather, our customers issue purchase orders requesting the quantities of communications equipment they desire to purchase from us, and if we are able and willing to fill those orders, then we fill them under the terms of the contracts. Accordingly, we cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of reduced demand for our products that could result from a general economic downturn, from changes in the electronic components and communications equipment industries, including the entry of new competitors into the market, from the introduction by others of new or improved technology, from an unanticipated shift in the needs of our customers, or from other causes.

   MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US. IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH OUR COMPETITORS IN ANTICIPATING AND RESPONDING TO THE RAPID CHANGES INVOLVING THE ELECTRONIC COMPONENTS AND COMMUNICATIONS EQUIPMENT INDUSTRIES.

     Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the electronic components and communications equipment markets in which we compete, encompass evolving customer requirements, provide a broad range of products and achieve market acceptance of our products. Many of our existing and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Our lack of resources relative to our competitors may cause us to fail to anticipate or respond adequately to technological developments and customer requirements or to experience significant delays in developing or introducing new products and services. These failures or delays could reduce our competitiveness, revenues, profit margins or market share.

   WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success is highly dependent upon the continued services of key members of our management, including Carmine T. Oliva, our Chairman of the Board, President and Chief Executive Officer, Graham Jefferies, our Executive Vice President and Chief Operating Officer, and Randolph Foote, our Senior Vice President, Chief Financial Officer and Secretary. Mr. Oliva co-founded Emrise Electronics and has developed personal contacts and other skills that we rely upon in connection with our financing, acquisition and general business strategies. Mr. Jefferies is a long-time employee of Emrise who we have relied upon in connection with our United Kingdom acquisitions and who fulfills significant operational responsibilities in connection with our foreign and domestic operations. We rely upon Mr. Foote's skills in financial reporting, accounting and tax matters in addition to his skills in the analysis of potential acquisitions and general corporate administration. Consequently, the loss of Mr. Oliva, Mr. Jefferies, Mr. Foote or one or more other key members of management could adversely affect us. Although we have entered into employment agreements with each of our executive officers, those agreements are of limited duration and are subject to early termination by the officers under some circumstances. We maintain key-man life insurance on Mr. Oliva and Mr. Jefferies. However, we cannot assure you that we will be able to maintain this insurance in effect or that the coverage will be sufficient to compensate us for the loss of the services of Mr. Oliva or Mr. Jefferies.

   IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY OR MAKE STRATEGIC ACQUISITIONS, OUR LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

     Our business strategy includes growth through acquisitions that we believe will improve our competitive capabilities or provide additional market penetration or business opportunities in areas that are consistent with our business plan. Identifying and pursuing strategic acquisitions and integrating acquired products and businesses requires a significant amount of management time and skill. Acquisitions may also require us to expend a substantial amount of cash or other resources, not only as a result of the direct expenses involved in the acquisition transaction, but also as a result of ongoing research and development activities that may be required to maintain or enhance the long-term competitiveness of acquired products, particularly those products marketed to the rapidly evolving telecommunications industry. If we are unable to make strategic acquisitions due to our inability to identify appropriate targets, or to manage the difficulties or costs involved in the acquisitions, our long-term competitive positioning may suffer.

   IF WE ARE UNABLE TO FULFILL BACKLOG ORDERS DUE TO CIRCUMSTANCES INVOLVING US OR ONE OR MORE OF OUR SUPPLIERS OR CUSTOMERS, OUR ANTICIPATED RESULTS OF OPERATIONS WILL SUFFER.

     As of June 30, 2005, we had $16,673,000 in backlog orders for our products. Backlog orders represent revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. Our backlog orders are due in large part to the long lead-times associated with our electronic components products, which products generally are custom built to order. We cannot assure you that we will be successful in fulfilling orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog. Factors that could affect our ability to fulfill backlog orders include difficulty we may experience in obtaining components from suppliers, whether due to obsolescence, production difficulties on the part of suppliers or other causes, or customer-induced delays and product holds. Our anticipated results of operations will suffer to the extent we are unable to fulfill backlog orders within the timeframes we establish, particularly if delays in fulfilling backlog orders cause our customers to reduce or cancel their orders.

   IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

     We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our communications equipment products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly

Bellcore, and the American National Standards Institute. Internationally, our communications equipment products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively affect our ability to sell our products.

   OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

     The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, we currently obtain some components used in our products from single or limited sources. Some modem chipsets used in our data communications equipment products have been in short supply and are frequently on allocation by semiconductor manufacturers. We have, from time to time, experienced difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that our suppliers will continue to meet our requirements. Further, disruption in transportation services as a result of enhanced security measures in response to terrorism threats or attacks may cause some increases in costs and timing for both our receipt of components and shipment of products to our customers. If our existing suppliers are unable to meet our requirements, we could be required to alter product designs to use alternative components or, if alterations are not feasible, we could be required to eliminate products from our product line.

     Shortages of components could not only limit our product line and production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher cost substitute components. Significant increases in the prices of components could adversely affect our results of operations because our products compete on price and, therefore, we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would adversely affect our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortages of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products, such as many of our digital switches and all of our custom power supplies, that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations would not occur.

   FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY THAT MUST BE CONVERTED INTO UNITED STATES DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could affect our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. Sales of our products and services to customers located outside of the United States accounted for approximately 57.3% and 61.2% of our net sales for 2004 and the six months ended June 30, 2005. We use derivatives to manage foreign currency rate risk. Our ultimate realized gain or loss with respect to currency fluctuations will depend on the currency exchange rates and other factors in effect as the contracts mature. Net foreign exchange transaction losses included in other income and expense in our consolidated statements of operations totaled $36,000 for the six months ended June 30, 2005. There was no hedging in the year ended December 31, 2004.

   BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our future success will be highly dependent on proprietary technology, particularly in our communications equipment business. However, we do not hold any patents and we currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Our management believes that because of the rapid pace of technological change in the industries in which we operate, the legal intellectual property protection for our products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. Consequently, we rely to a great extent on trade secret protection for much of our technology. However, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology. Our financial condition would be adversely affected if we were to lose our competitive position due to our inability to adequately protect our proprietary rights as our technology evolves.

                         RISKS RELATED TO THIS OFFERING

   OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK AND IN LITIGATION AGAINST US.

     The market prices of securities of technology-based companies currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. In fact, during 2004, the high and low closing sale prices of a share of our common stock were $1.68 and $0.52, respectively. Between January 1, 2005 and October 4, 2005, the high and low closing sale prices of a share of our common stock were $1.98 and $0.93, respectively. The market price of our common stock may continue to fluctuate in response to the following factors, many of which are beyond our control:

     o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

     o economic conditions specific to the electronic components or communications equipment industries;

     o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

     o delays in our introduction of new products or technological innovations or problems in the functioning of these new products or innovations;

     o    third parties' infringement of our intellectual property rights;

     o changes in our pricing policies or the pricing policies of our competitors;

     o    foreign currency translations gains or losses;

     o    regulatory developments;

     o    fluctuations in our quarterly or annual operating results;

     o    additions or departures of key personnel; and

     o    future sales of our common stock or other securities.

     The price at which you purchase shares of common stock may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

   THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE.

     Our quarterly operating results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control. Fluctuations in our operating results may result from a variety of factors. Our operating results from our communications segment tend to be less stable and predictable than our operating results from our electronic components segment.

     For example, the general decline in telecommunications market activity and other changes affecting the telecommunications industry, including consolidations and restructuring of United States and foreign telephone companies, cause our sales to decrease or increase. Our sales may increase if we obtain new customers as a result of the consolidations or restructurings. However, our sales may decrease, either temporarily or permanently to the extent our customers are acquired by or combined with companies that are and choose to remain customers of our competitors.

     In addition, the cyclical nature of the telecommunications business due to the budgetary cycle of Regional Bell Operating Companies, or RBOCs, has had and will continue to have for the foreseeable future an effect on our quarterly operating results. RBOCs generally obtain approval for their annual budgets during the first quarter of each calendar year. If an RBOC's annual budget is not approved early in the calendar year or is insufficient to cover its desired purchases for the entire calendar year, we are unable to sell products to the RBOC during the period of the delay or shortfall.

     Quarter to quarter fluctuations may also result from the uneven pace of technological innovation, the development of products responding to these technological innovations by us and our competitors, our customers' acceptance of these products and innovations, the varied degree of price, product and technological competition and our customers' and competitors' responses to these changes.

     Due to these factors and other factors, including changes in general economic conditions, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance. If our operating results do not meet the expectations of investors, our stock price may fluctuate or decline.

   FUTURE SALES OF SHARES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

     We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of October 4, 2005, we had outstanding 37,497,750 shares of common stock. An aggregate of 11,563,896 of these shares were included for resale under this prospectus. As of October 4, 2005, we also had outstanding options and warrants to purchase up to 5,942,683 shares of common stock. Of these, 4,451,685 shares of common stock underlying warrants were included for resale under this prospectus and 1,490,998 shares underlying options were covered on existing registration statements. Sales of shares of our common stock in the public market after the registration statement of which this prospectus is a part is declared effective, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those shares or perceptions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements concerning future conditions in the electronic components and communications equipment industries, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "goal," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the electronic components and communications equipment industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock in this offering. Rather, all proceeds will be received by selling security holders.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock in the past, and we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. In addition, our credit facility with Wells Fargo Bank, N.A., described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," restricts the payment of dividends without the bank's consent.

     We will pay dividends on our common stock only if and when declared by our board of directors. Our board of directors' ability to declare a dividend is subject to restrictions imposed by Delaware law. In determining whether to declare dividends, the board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

     This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 16,015,581 shares of common stock, including an aggregate of 11,563,896 issued and outstanding shares of our common stock and an aggregate of 4,451,685 shares of our common stock underlying warrants. The following table sets forth, to our knowledge, certain information about the selling security holders as of October 4, 2005, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the private placement descriptions or footnotes following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

     Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 37,497,750 shares of common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

     The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below. Roth Capital Partners, LLC ("Roth Capital") is an NASD-registered broker-dealer that received warrants as compensation for services rendered as placement agent in the January 2005 private placement described below. Roth Capital has represented to us that it is not acting as an underwriter in this offering, it received the warrants whose underlying shares are offered under this prospectus in the ordinary course of business, and at the time of such receipt, it had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or underlying shares.

                                            SHARES OF                                       SHARES OF
                                           COMMON STOCK                                    COMMON STOCK
                                        BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                        PRIOR TO OFFERING            SHARES OF            AFTER OFFERING
         NAME OF               -------------------------------     COMMON STOCK     ---------------------------
     BENEFICIAL OWNER               NUMBER         PERCENTAGE      BEING OFFERED       NUMBER       PERCENTAGE
-----------------------------  ---------------    ------------    ---------------   -----------    ------------
JLF Offshore Fund, Ltd......    1,731,933 (1)          4.57%       1,674,618 (1)        57,315            *
JLF Partners I, LP..........    1,179,580 (2)          3.12%       1,086,701 (2)        92,879            *
JLF Partners II, LP.........       89,116 (3)            *            82,813 (3)         6,303            *
The Pinnacle Fund, L.P......    4,363,960 (4)         11.45%       3,125,000 (4)     1,238,960          3.30%
Bonanza Master Fund Ltd.....    1,312,500 (5)          3.47%       1,312,500 (5)            --            --
Roaring Fork Capital SBIC,
   L.P......................    1,706,250 (6)          4.51%       1,706,250 (6)            --            --


                                                            13



                                            SHARES OF                                       SHARES OF
                                           COMMON STOCK                                    COMMON STOCK
                                        BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                        PRIOR TO OFFERING            SHARES OF            AFTER OFFERING
         NAME OF               -------------------------------     COMMON STOCK     ---------------------------
     BENEFICIAL OWNER               NUMBER         PERCENTAGE      BEING OFFERED       NUMBER       PERCENTAGE
-----------------------------  ---------------    ------------    ---------------   -----------    ------------

Lagunitas Partners LP.......    1,125,000 (7)          2.98%       1,125,000 (7)            --            --
Gruber & McBaine
   International............      250,000 (8)            *           250,000 (8)            --            --
Jon D. Gruber & Linda W.
   Gruber JTWROS............    1,581,250 (9)          4.18%         206,250 (10)           --            --
J. Patterson McBaine........    1,481,250 (11)         3.92%         106,250 (12)           --            --
MicroCapital Fund LP........    1,080,000 (13)         2.86%       1,080,000 (13)           --            --
MicroCapital Fund Ltd.......      607,500 (14)         1.61%         607,500 (14)           --            --
Omicron Master Trust........      217,125 (15)           *           217,125 (15)           --            --
Stratford Partners, L.P.....      431,250 (16)         1.15%         431,250 (16)           --            --
Select Contrarian Value
   Partners, L.P............      265,630 (17)           *           265,630 (17)           --            --
Precept Capital Master
   Fund, G.P................       56,250 (18)           *            56,250 (18)           --            --
Roth Capital Partners, LLC..      650,310 (19)         1.70%         650,310 (19)           --            --
Noel C. McDermott, Trustee
   of the Noel C. McDermott
   Revocable Living Trust
   dated December 18, 1995..      764,211 (20)         2.03%         764,211 (20)           --            --
Warren P. Yost and Gail A.
   Yost, Co-Trustees Under
   Declaration of Trust
   dated March 9, 1988......      599,381 (21)         1.60%         599,381 (21)           --            --
Hayden Communications, Inc..      125,000 (22)           *           125,000 (22)           --            --
George Farndell.............      314,748 (23)           *           150,000 (23)      164,748            *
Steven Jacobus..............       50,000 (24)           *            50,000 (24)           --            --
Jacques Moisset.............       78,042 (25)           *            78,042 (25)           --            --
Jason Oliva.................      401,708 (26)         1.07%         200,500 (26)      201,208            *
Joseph Mirabella............       50,000 (27)           *            50,000                --            --
Placido Albanese............       15,000 (28)           *            15,000                --            --

-------------
* Less than 1.00%

(1) Includes 413,675 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. JLF Asset Management, LLC is investment manager of JLF Offshore Fund, Ltd. and of JLF Partners I, LP and JLF Partners II, LP, two other selling security holders. The address for Mr. Feinberg is c/o JLF Asset Management, LLC, 2775 Via de la Valle, Suite 204, Del Mar, CA 92014.
(2) Includes 265,925 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.
(3) Includes 20,400 shares underlying warrants. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.
(4) Includes 11,599 shares underlying a warrant. Also includes 613,401 additional shares underlying the warrant, which shares exceed the contractual 9.999% beneficial ownership limitation that applied as of the date of the table and therefore are not considered by The Pinnacle Fund, L.P. to be beneficially owned by it as of the date of the table. Power to vote or dispose of the shares is held by Barry M. Kitt, as sole member of Pinnacle Fund Management, LLC, which entity is the general partner of Pinnacle Advisers, L.P., which entity is the general partner of The Pinnacle Fund, L.P. The address for Mr. Kitt is c/o The Pinnacle Fund, L.P., 4965 Preston Park, Blvd., Suite 240, Plano, TX 75093.

(5) Includes 350,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Bernay Box, as president of Bernay Box & Co., which entity is the general partner of Bonanza Master Fund Ltd.
(6) Includes 341,250 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Eugene McColley as manager of Roaring Fork Management, LLC, which entity is the general partner of Roaring Fork Capital SBIC, L.P.
(7) Includes 225,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the general partner of Lagunitas Partners LP.
(8) Includes 50,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the investment advisor to Gruber & McBaine International.
(9) Includes 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.
(10) Represents 165,000 outstanding shares and 41,250 shares underlying a warrant held by Jon D. Gruber and Linda W. Gruber JTWROS.
(11) Includes 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.
(12) Represents 85,000 outstanding shares and 21,250 shares underlying a warrant held by Mr. McBaine.
(13) Includes 216,000 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.
(14) Includes 121,500 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.
(15) Represents shares underlying a warrant. Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron). Bruce Bernstein is the managing member of Omicron Capital. Omicron Capital, Inc., a Delaware corporation (OCI), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G under the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling security holder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or Regulation 13D-G) controls Omicron and Winchester.
(16) Includes 86,250 shares underlying a warrant. Power to vote or dispose of the shares is shared by Mark Fain and Chad Comiteau, as managing directors of Stratford Advisors LLC, which entity is the general partner of Stratford Partners, L.P.
(17) Includes 75,000 shares underlying a warrant. Power to vote or dispose of the shares is held by David W. Berry as principal of Kaizen Capital, LLC, which entity is the general partner of Select Contrarian Value Partners, L.P.
(18) Represents shares underlying a warrant. Power to vote or dispose of the shares is held by D. Blair Baker, as president of Precept Management, LLC, which entity is the general partner of Precept Capital Management, L.P., which entity is the agent of Precept Capital Master Fund, G.P.

(19) Represents shares underlying a warrant. Power to vote or dispose of the shares is held by Byron Roth, as Chief Executive Officer, and Gordon J. Roth, as Chief Financial Officer, of Roth Capital.
(20) Includes 84,066 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Mr. McDermott as trustee. Mr. McDermott was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.
(21) Includes 65,934 shares underlying a warrant. Mr. Yost was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.
(22) Represents 125,000 shares underlying warrants. Power to vote or dispose of the shares is held by Matthew Hayden as president of Hayden Communications, Inc. Hayden Communications, Inc. acts as an investor relations consultant to Emrise.
(23) Includes 150,000 shares underlying a warrant and 103,181 shares held by Mr. Farndell's spouse. Mr. Farndell is a former human resources consultant to Emrise and is the brother-in-law of Carmine T. Oliva, who is an executive officer and director of Emrise.
(24) Represents shares underlying a warrant. Mr. Jacobus is a former financial advisor to Emrise.
(25) Mr. Moisset is a former employee of and former consultant to Emrise.
(26) Includes 200,500 shares underlying warrants. Jason Oliva is a former financial advisor to Emrise and is the son of Carmine T. Oliva, who is an executive officer and director of Emrise.
(27) Mr. Mirabella is a former consultant to Emrise.
(28) Mr. Albanese is a former financial advisor to Emrise.

PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

     All of the shares of common stock being offered under this prospectus were issued, or are issuable upon exercise of warrants that were issued, in the below-described private placement transactions.

   JANUARY 2005 PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

     On January 5, 2005, we issued to 17 accredited record holders in a private offering an aggregate of 12,503,500 shares of our common stock at a purchase price of $1.44 per share and five-year investor warrants to purchase up to an additional 3,125,875 shares of our common stock at an exercise price of $1.73 per share.

     Roth Capital, an NASD-registered broker-dealer, acted as placement agent in connection with the offering. We paid to Roth Capital cash placement agent fees and expenses of approximately $961,000 and issued five-year placement warrants to purchase up to an aggregate of 650,310 shares of our common stock at an exercise price of $1.73 per share in connection with the offering.

     We agreed to register for resale the shares of common stock issued to investors and the shares of common stock issuable upon exercise of the investor warrants and placement warrants. The registration obligations require, among other things, that the registration statement of which this prospectus is a part be declared effective no later than June 4, 2005. We were unable to meet this obligation and therefore paid to each investor liquidated damages equal to 1% of the amount paid by the investor to us in the offering, which damage payments totaled an aggregate of approximately $180,000. We also paid or must pay to each investor liquidated damages for the period from June 5, 2005 through the date the registration of which this prospectus is a part was declared effective, and for any future periods in which we are unable to maintain the effectiveness of the registration in accordance with the requirements of the registration rights agreement that we entered into with the investors. These liquidated damages are equal to 2% of the amount paid by each investor for the common shares still owned by the investor on each monthly anniversary of the date of the default that occurs prior to the cure of the default, pro rated on a daily basis for periods of default shorter than one month. The maximum aggregate liquidated damages payable to any investor will be equal to 10% of the aggregate amount paid by the investor for the shares of common stock. Accordingly, the maximum aggregate penalty that we would be required to pay under this provision is 10% of the approximate $18,005,000 initial purchase price of the shares of common stock, which would be $1,801,000.

     The investor warrants and the placement warrants contain customary anti-dilution provisions for stock splits, stock dividends and the like and contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the closing sale prices for the five trading days immediately prior to the exercise of the warrant as payment for a reduced number of common shares. Use of the cashless exercise feature by the investors is limited to times when a valid resale prospectus is not then available for use by the investors.

     The investor warrants and the placement warrants also contain a call provision. The call provision generally provides that if, at any time after the first anniversary of the issuance of the warrants, the volume weighted average trading price of our common stock for each of 30 consecutive trading days exceeds $3.46, a valid resale prospectus is available for the shares of common stock underlying the warrants or the shares are eligible for resale without volume restrictions pursuant to Rule 144(k) under the Securities Act, and we have complied with our obligations under the warrant and related agreements, then we may require the warrant holder to exercise the warrant in full (subject to the 9.999% limitation described below) on the 30th day following written notice to the warrant holder if the call eligibility criteria described above continue to be met until that date.

     In addition, the investor warrants and the placement warrants contain provisions limiting the exercise or call of the warrants to the extent necessary to insure that following the exercise or call, the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and others whose beneficial ownership would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act does not exceed 9.999% of the total number of then issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise or call). The 9.999% beneficial ownership limitation may not be waived. However, the beneficial ownership limitation does not preclude a holder from exercising a warrant and selling the shares underlying the warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

     We have registered for resale under this prospectus the shares of common stock issued to investors in the offering and the shares of common stock underlying the investor warrants and the placement warrants. The securities purchase agreement, registration rights agreement and placement agent arrangements contain various indemnification provisions in connection with the offering and registration of the shares and warrants. There are no material relationships between us or our affiliates and any of the investors or placement agents, except that each of The Pinnacle Fund, L.P., JLF Offshore Fund, Ltd., JLF Asset Management, LLC (which entity is investment manager of three of the selling security holders, including JLF Offshore Fund, Ltd.) and Jeffrey L. Feinberg (the managing member of JLF Asset Management, LLC), became a beneficial owner of more than 5% of our outstanding common stock at the closing of the offering.

   LARUS CORPORATION ACQUISITION

     As described elsewhere in this prospectus, we acquired the outstanding capital stock of Larus Corporation in July 2004 from Noel C. McDermott, Trustee of the Noel C. McDermott Revocable Living Trust dated December 18, 1995, and Warren P. Yost and Gail A. Yost, Co-Trustees Under Declaration of Trust dated March 9, 1988. The purchase price for the acquisition consisted of $1,000,000 in cash, the issuance of 1,213,592 shares of our common stock with a fair value of $1,000,000, $887,500 in the form of two short-term, zero interest promissory notes that have since been repaid, $3,000,000 in the form of two subordinated secured promissory notes, warrants to purchase up to an aggregate of 150,000 shares of our stock at $1.30 per share and approximately $580,000 of acquisition costs. In addition, we assumed $245,000 in accounts payable and accrued expenses and entered into an above-market real property lease with the sellers. The warrants contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the last reported sale prices for a share of our common stock on its principal trading market for the five trading days immediately prior to the exercise of the warrant as payment for a reduced number of common shares. We granted the sellers piggyback and demand registration rights for the shares we issued to them in the acquisition and for the shares that are issuable upon exercise of the warrants issued in the acquisition and have registered all of those shares for resale under this prospectus.

   HAYDEN COMMUNICATIONS, INC. INVESTOR RELATIONS WARRANTS

     In November 2004, we issued to Hayden Communications, Inc. warrants to purchase up to 100,000 shares of common stock as partial consideration for investor relations services. The warrants vested and become exercisable in three installments. The warrants vested on November 3, 2004 as to 25,000 underlying shares with an exercise price of $0.85 per share and on March 3, 2005 as to 25,000 underlying shares with an exercise price of $1.00 per share. The warrants vested on June 3, 2005 as to the remaining 50,000 underlying shares with an exercise price of $1.15 per share. The warrants are exercisable for a period of three years commencing on their respective vesting dates.

     On January 24, 2005, we issued to Hayden Communications, Inc. a fully-vested three-year warrant to purchase up to 25,000 shares of common stock as additional consideration for investor relations services. The exercise price of the warrant is $2.00 per share. All of the warrants issued to Hayden Communications, Inc. contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the last bid and asked prices reported on the last business day immediately prior to the exercise of the warrant as payment for a reduced number of common shares. We agreed to register for resale and have included in this prospectus the 125,000 shares of common stock underlying the warrants issued to Hayden Communications, Inc.

   OTHER PRIVATE PLACEMENT TRANSACTIONS

     In October 2001, we issued to Placido Albanese a three-year warrant to purchase up to 15,000 shares of common stock at a per share exercise price of $0.25 in consideration for financial advisory services rendered. Mr. Albanese exercised this warrant, and we have included the 15,000 outstanding shares of common stock for resale under this prospectus.

     In October 2001, we issued to Joseph Mirabella a three-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $0.31 in consideration for consulting services rendered. Mr. Mirabella exercised this warrant, and we have included the 50,000 outstanding shares of common stock for resale under this prospectus.

     In September 2002, we issued to Jacques Moisset a three-year warrant to purchase up to 120,000 shares of common stock at a per share exercise price of $0.50 in consideration for post-retirement business services rendered. We have included these underlying shares for resale under this prospectus. On August 3, 2005, Mr. Moisset received 78,042 shares of common stock through a cashless exercise of this entire warrant.

     In April 2003, we issued to George Farndell a three-year warrant to purchase up to 150,000 shares of common stock at a per share exercise price of $0.75 in consideration for human resources consulting services rendered. We have included these underlying shares for resale under this prospectus.

     In April 2003, we issued to Steven Jacobus a three-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $0.75 in consideration for financial advisory services rendered. We have included these underlying shares for resale under this prospectus.

     In April 2003, we issued to Jason Oliva three-year warrants to purchase up to 100,000 shares of common stock at a per share exercise price of $0.75 and up to 100,500 shares of common stock at a per share exercise price of $1.00 in consideration for financial advisory services rendered. We have included these underlying shares for resale under this prospectus.

                              PLAN OF DISTRIBUTION

     The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o through the distribution of the shares by any selling security holder to its partners, members or stockholders;

     o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

     o one or more underwritten offerings on a firm commitment or best efforts basis;

     o    a combination of any of these methods of sale; or

     o any other method permitted by applicable law; provided, however, that the selling security holders have agreed not to engage in short sales involving the shares offered under this prospectus.

     The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

     If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

     The selling security holders may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

     The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     This prospectus does not cover the sale or other transfer of any of the derivative securities whose underlying shares of common stock are being offered for sale pursuant to this prospectus. If a selling security holder transfers those derivative securities prior to conversion or exercise, then the transferee of those derivative securities may not sell the underlying shares of common stock under this prospectus unless we amend or supplement this prospectus to cover such sales.

     In addition, if any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

     For the period a selling security holder holds a derivative security whose underlying shares of common stock are being offered for sale pursuant to this prospectus, the selling security holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the underlying shares of common stock. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holders of derivative securities are most likely to voluntarily convert or exercise their derivative securities when the conversion or exercise price is less than the market price for our common stock. However, we offer no assurance as to whether any of those derivative securities will be converted or exercised.

     We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, concessions and similar selling expenses they incur.

     We and certain of the selling security holders have agreed to indemnify one another against certain losses, claims, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

     o Our current report on Form 8-K for January 5, 2005, as filed with the Commission on January 6, 2005 (File No. 1-10346);

     o Amendment No. 1 to our current report on Form 8-K for January 5, 2005, as filed with the Commission on January 7, 2005;

     o Amendment No. 1 to our current report on Form 8-K for December 29, 2004, as filed with the Commission on January 7, 2005;

     o Our current report on Form 8-K for March 2, 2005, as filed with the Commission on March 7, 2005;

     o Our current report on Form 8-K for March 18, 2005, as filed with the Commission on March 24, 2005;

     o Our current report on Form 8-K for April 5, 2005, as filed with the Commission on April 8, 2005;

     o Our annual report on Form 10-K for the year ended December 31, 2004, as filed with the Commission on April 8, 2005;

     o Amendment No. 4 to our current report on Form 8-K for July 13, 2004, as filed with the Commission on April 12, 2005;

     o Our quarterly report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Commission on May 16, 2005;

     o Our current report on Form 8-K for May 6, 2005, as filed with the Commission on May 19, 2005;

     o Amendment No. 1 to our current report on Form 8-K for March 18, 2005, as filed with the Commission on May 27, 2005;

     o Amendment No. 2 to our current report on Form 8-K for March 18, 2005, as filed with the Commission on June 17, 2005;

     o Amendment No. 1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Commission on June 17, 2005;

     o Amendment No. 3 to our current report on Form 8-K for March 18, 2005, as filed with the Commission on June 28, 2005;

     o Our current report on Form 8-K for July 3, 2005, as filed with the Commission on July 5, 2005;

     o Our current report on Form 8-K for July 8, 2005, as filed with the Commission on August 15, 2005;

     o Our quarterly report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Commission on August 22, 2005;

     o Our current report on Form 8-K for August 25, 2005, as filed with the Commission on August 31, 2005;

     o Our current report on Form 8-K for August 26, 2005, as filed with the Commission on September 1, 2005;

     o Amendment No. 1 to our current report on Form 8-K for August 26, 2005, as filed with the Commission on September 8, 2005;

     o Our current report on Form 8-K for September 2, 2005, as filed with the Commission on September 9, 2005;

     o Amendment No. 1 to our current report on Form 8-K for September 2, 2005, as filed with the Commission on October 4, 2005;

     o Amendment No. 2 to our current report on Form 8-K for September 2, 2005, as filed with the Commission on October 20, 2005; and

     o The description of our capital stock contained in our Form 8-A12B, as filed with the Commission on August 4, 2005, including any amendment or reports filed for the purpose of updating such description.

     Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

     Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                               Emrise Corporation
                          9485 Haven Avenue, Suite 100
                           Rancho Cucamonga, CA 91730
                          Attn: Chief Financial Officer
                            Telephone: (909) 987-9220

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this offering will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

     Grant Thornton LLP, independent registered public accounting firm, has audited Emrise Corporation's consolidated balance sheets as of December 31, 2004 and 2003, and related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years ended December 31, 2004, 2003 and 2002, as set forth in their report. Grant Thornton LLP has also audited Emrise Corporation's Schedule II for the years ended December 31, 2004, 2003 and 2002. We have incorporated by reference those consolidated financial statements and Schedule II in the prospectus and elsewhere in the registration statement in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

     Grant Thornton UK LLP, independent auditor, has audited the consolidated balance sheets and the company balance sheets of Pascall Electronic (Holdings) Limited as of March 18, 2005 and March 31, 2004, and the consolidated profit and loss accounts and consolidated cash flows for the periods from April 1, 2004 to March 18, 2005 and for the year ended March 31, 2004. We have incorporated by reference those consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Grant Thornton UK LLP's report, given on their authority as experts in accounting and auditing.

     Mayer Hoffman McCann P.C., independent auditor, has audited RO Associates Incorporated's balance sheet as of May 31, 2005 and the related statements of income and retained earnings and cash flow for the year then ended. We have incorporated by reference those financial statements in the prospectus and elsewhere in the registration statement in reliance on said firm's report, given on their authority as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for our common stock is Computershare Investor Services. Its telephone number is (303) 986-5400.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with respect to the common stock offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to this registration statement and its exhibits and schedules, which may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The Commission also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission. The Commission's website address is http://www.sec.gov.

                               EMRISE CORPORATION



                                   PROSPECTUS







                                     , 2005


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II
                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

     SEC registration fee                                      $   3,225
     Legal fees and expenses                                   $ 230,000
     Accounting fees and expenses                              $ 249,000
     Printing expenses                                         $  12,000
     Blue sky fees and expenses                                $  10,000
     Transfer agent and registrar fees and expenses            $      --
     Miscellaneous                                             $      --
                                                               ---------
     Total                                                     $ 504,225
                                                               =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit indemnification under certain circumstances and subject to certain limitations, such as if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     As permitted to Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors of monetary damages for breach of their fiduciary duty as directors.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

     o The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law.

     o The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

     o The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

     o The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

     o The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

     The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for additional procedural protections. The registrant also maintains directors' and officers' insurance to insure those persons against various liabilities.

     Registration rights agreements between the registrant and various investors provide for cross-indemnification in connection with registration of the registration's common stock on behalf of those investors.

     These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     Reference is made to exhibits 4.2 and 4.5 to this registration statement regarding certain relevant indemnification provisions described above and elsewhere herein.

ITEM 16.  EXHIBITS

     The following exhibits are included or incorporated herein by reference.

   EXHIBIT
   NUMBER                                          DESCRIPTION
   ------                                          -----------

    2.1 Stock Purchase Agreement dated July 13, 2004 between MicroTel International Inc.; Noel C. McDermott; Warren P. Yost; Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995; and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (1)

    2.2 Agreement dated March 1, 2005 among Intelek Properties Limited, XCEL Corporation Limited, Intelek plc and Emrise Corporation relating to the sale and purchase of the outstanding capital shares of Pascall Electronic (Holdings) Limited (17)

    2.3 Supplemental Agreement dated March 18, 2005 among Intelek Properties Limited, XCEL Corporation Limited, Intelek plc and Emrise Corporation (17)

    2.4 Loan Agreement dated March 18, 2005 among XCEL Corporation Limited, Pascall Electronics Limited and Pascall Electronic (Holdings) Limited (17)

    2.5 Stock Purchase Agreement dated September 2, 2005 between Emrise Electronics Corporation, a New Jersey corporation, Robert H. Okada, as Trustee of the Robert H. Okada Trust Agreement dated February 11, 1992, and Sharon Vavro, an individual (21)

    2.6 Amendment No. 1 dated effective as of September 28, 2005 to Stock Purchase Agreement dated September 2, 2005 between Emrise Electronics Corporation, a New Jersey corporation, Robert H. Okada, as Trustee of the Robert H. Okada Trust Agreement dated February 11, 1992, and Sharon Vavro, an individual (22)

    4.1 Securities Purchase Agreement dated December 29, 2004 among Emrise Corporation and the investors listed on an attachment thereto (4)

    4.2 Registration Rights Agreement dated December 29, 2004 among Emrise Corporation and the investors who are parties to the Securities Purchase Agreement listed as Exhibit 4.1 (4)

    4.3 Form of Investor Warrant issued by Emrise Corporation to the investors who are parties to the Securities Purchase Agreement listed as Exhibit 4.1 (4)

    4.4 Form of Placement Warrant issued by Emrise Corporation to Roth Capital Partners, LLC covering 650,310 shares of common stock (4)

    4.5 Registration Rights Agreement dated July 13, 2004 among the Registrant and Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (18)

    4.6 Form of Common Stock Purchase Warrant dated July 13, 2004 issued by the Registrant to: (a) Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995 (84,066 shares); and (b) Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (65,934 shares) (18)

    4.7 Warrants to Purchase Common Stock dated November 3, 2004 issued by the Registrant to Hayden Communications, Inc. (100,000 shares)
               (18)

    4.8 Warrants to Purchase Common Stock dated January 24, 2005 issued by the Registrant to Hayden Communications, Inc. (25,000 shares)
               (18)

    4.9 Warrants to Purchase Common Stock dated April 3, 2001 issued by the Registrant to Coffin Partners LLC (35,000 shares) (18)

    4.10 Warrants to Purchase Common Stock dated September 25, 2002 issued by the Registrant to Jacques Moisset (120,000 shares) (18)

    4.11 Form of Warrants to Purchase Common Stock dated April 2, 2003 issued by the Registrant to: (a) Jason Oliva (100,000 shares at $0.75 per share); (b) Jason Oliva (100,500 shares at $1.00 per share); (c) Steven Jacobus (50,000 shares at $0.75 per share); and (d) George Farndell (150,000 shares at $0.75) (18)

    5          Opinion of Rutan & Tucker, LLP (20)

    21         Subsidiaries of the Registrant (5)

    23.1 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm *

    23.2       Consent of Rutan & Tucker, LLP (contained in Exhibit 5) (20)

    23.3       Consent of Grant Thornton UK LLP, Independent Auditors*

    23.4       Consent of Mayer Hoffman McCann P.C., Independent Auditors*

    24 Power of Attorney (contained on the signature page to the initial filing of this registration statement)

---------------
*    Filed herewith.

(#) Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.

(1) Filed as an exhibit to the Registrant's current report on Form 8-K for July 13, 2004 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's current report on Form 8-K for December 8, 2004 and incorporated herein by reference.

(3) Filed as Appendix G to the Registrant's definitive proxy statement for the Registrant's 2004 annual meeting of stockholders and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's current report on Form 8-K for December 29, 2004 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's annual report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(6) Filed as an exhibit to the Registrant's annual report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

(7) Filed as an exhibit to the Registrant's definitive proxy statement for the Registrant's annual meeting of stockholders held June 11, 1998 and incorporated herein by reference.

(8) Filed as an exhibit to the Registrant's definitive proxy statement for the special meeting of stockholders held January 16, 2001 and incorporated herein by reference.

(9) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for September 30, 2001 and incorporated herein by reference.

(10) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for June 30, 2004 and incorporated herein by reference.

(11) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for June 30, 2003 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No. 1 to the Registrant's quarterly report on Form 10-Q for June 30, 2003 and incorporated herein by reference.

(15) Filed as an exhibit to the Registrant's registration statement on Form S-8 (Registration Statement No. 333-29925) and incorporated herein by reference.

(16) Filed as an exhibit to the initial filing of the Registrant's registration statement on Form S-1 (Registration Statement No. 333-63024) and incorporated herein by reference.

(17) Filed as an exhibit to the Registrant's current report on Form 8-K for March 18, 2005 and incorporated herein by reference.

(18) Filed as an exhibit to Amendment No. 1 to the Registrant's registration statement on Form S-1 (Registration Statement No. 333-122394) and incorporated herein by reference.

(19) Filed as an exhibit to the Registrant's current report on Form 8-K for May 6, 2005 and incorporated herein by reference.

(20) Filed as an exhibit to Amendment No. 3 to the Registrant's registration statement on Form S-1 (Registration Statement No. 333-122394) and incorporated herein by reference.

(21) Filed as an exhibit to the Registrant's current report on Form 8-K for September 2, 2005 and incorporated herein by reference.

(22) Filed as an exhibit to Amendment No. 1 to the Registrant's current report on Form 8-K for September 2, 2005 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission by the registrant under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (1)  If the registrant is relying on Rule 430B:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (2) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, howerver, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on October 28, 2005.

                                           EMRISE CORPORATION

                                           By: /s/ Carmine T. Oliva
                                               ---------------------------------
                                               Carmine T. Oliva
                                               Chairman of the Board, President
                                               and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this post-effective amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              NAME                                 TITLE                         DATE
--------------------------------   ------------------------------------   ------------------
/s/ Carmine T. Oliva               Chairman of the Board, President,       October 28, 2005
--------------------------------   Chief Executive Officer (principal
Carmine T.  Oliva                  executive officer) and Director

/s/ Randolph D. Foote              Chief Financial Officer                 October 28, 2005
--------------------------------   (principal accounting and
Randolph D. Foote                  financial officer)

/s/ Robert B. Runyon*              Director                                October 28, 2005
--------------------------------
Robert B. Runyon

/s/ Laurence P. Finnegan, Jr.*     Director                                October 28, 2005
--------------------------------
Laurence P. Finnegan, Jr.

/s/ Otis W. Baskin*                Director                                October 28, 2005
--------------------------------
Otis W.  Baskin

* By: /s/ Carmine T. Oliva
      --------------------
      Carmine T. Oliva,
      Attorney-in-Fact

      INDEX TO EXHIBITS ATTACHED TO THIS POST-EFFECTIVE AMENDMENT NO. 1 TO
                              FORM S-1 ON FORM S-3

  Exhibit
   Number                           Description
   ------                           -----------

   23.1 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

   23.3        Consent of Grant Thornton UK LLP, Independent Auditors

   23.4        Consent of Mayer Hoffman McCann P.C., Independent Auditors